                                                                    EXHIBIT 12.1

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                                                                                                                     FOR THE SIX
                                                                                                                    MONTHS ENDED
                                                                       FOR THE YEARS ENDED DECEMBER 31,               JUNE 30,
                                                      -----------------------------------------------------------   ------------
(In thousands, except ratio)                             1997        1998        1999        2000         2001          2002
                                                      ----------  ----------  ----------  ----------   ----------   ------------
EARNINGS AS DEFINED:

Income (loss) before income taxes, cumulative effect
   of accounting change and minority interest         $  (45,709) $   88,817  $  123,138  $  100,576   $  (44,271)  $     44,603

Fixed charges                                             22,777      30,225      48,688      81,772       69,188         28,034
                                                      ----------  ----------  ----------  ----------   ----------   ------------

Earnings as defined                                   $  (22,932) $  119,042  $  171,826  $  182,348   $   24,917   $     72,637
                                                      ----------  ----------  ----------  ----------   ----------   ------------


FIXED CHARGES AS DEFINED:

Interest expense                                      $   14,928  $   20,692  $   35,693  $   59,074   $   45,046   $     16,999

Amortization of deferred finance charges                     116         133         195         265          842          1,535

Portion of rental expense representative of the
   interest factor                                         7,733       9,400      12,800      22,433       23,300          9,500
                                                      ----------  ----------  ----------  ----------   ----------   ------------

Fixed charges as defined                              $   22,777  $   30,225  $   48,688  $   81,772   $   69,188   $     28,034
                                                      ----------  ----------  ----------  ----------   ----------   ------------


RATIO OF EARNINGS TO FIXED CHARGES(1)(2)                      --        3.94        3.53        2.23           --           2.59
                                                      ----------  ----------  ----------  ----------   ----------   ------------


(1) Due to restructuring charges in 2001 of $73.2 million, additional earnings of $44.3 million would have been necessary to cover fixed charges.

(2) Due to product inspection charges in 1997 of $140.0 million, additional earnings of $45.7 million would have been necessary to cover fixed charges.